Exhibit 23.1

Consent of independent registered public accounting firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 and related Prospectus of our reports dated March 6, 2014, relating to the consolidated financial statements of Orange and its subsidiaries (Orange), and the effectiveness of Orange’s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2013 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & ASSOCIÉS

Neuilly-sur-Seine, France

December 5, 2014